THIS NOTE AND THE SECURITIES TO BE ISSUED UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES (AS DEFINED IN REGULATION S UNDER THE ACT) OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS. MOREOVER, THIS NOTE MAY NOT BE EXERCISED BY OR ON BEHALF OF A U.S. PERSON UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

APRIL 7, 2000                                                    U.S.$10,000,000

                             OPAL TECHNOLOGIES, INC.

                               4% CONVERTIBLE NOTE

     THIS NOTE is one of a duly authorized issue of Note(s) of Opal Technologies, Inc., a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as its 4% Convertible Notes due on April 9, 2003 in an aggregate principal amount not exceeding Ten Million United States Dollars (U.S.$10,000,000).

     FOR VALUE RECEIVED, the Company promises to pay to Marlborough Gold Limited, a wholly-owned subsidiary of United Power Investment Limited, the registered holder hereof and its successors and assigns (the "Holder"), the principal sum of Ten Million United States Dollars (U.S.$10,000,000) on or before April 9, 2003 (the "Maturity Date") plus interest on the principal sum outstanding at the rate of 4% per annum payable quarterly in arrears. Accrual of interest shall commence from the date of any advance and shall continue until payment in full of the principal sum has been made or duly provided for. Interest will be paid to the person in whose name this Note (or one or more predecessor Notes) is registered on the records of the Company regarding registration and transfers of the Notes (the "Note Register"). The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, and shall be paid by wire transfer as designated in writing by the Holder hereof from time to time. The Company will pay the principal of and all accrued and unpaid interest due upon this Note.

     This Note is subject to the following additional provisions:

     1. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments.

     2. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the U.S. only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     3. The Holder of this Note is entitled, at its option, at any time after October 10, 2000, to convert the original principal amount (the "Original Amount") of this Note into fully paid and non-assessable shares of common stock, $.001 par value, of the Company (the "Common Stock") at a conversion price (the "Conversion Price") equal to US$0.20; provided, however, that the Company shall be required to convert no less than US$1 million of the Original Amount.

     4. Conversions of this Note shall be effectuated by surrendering the Note(s) to be converted (with a copy, by facsimile or courier, to the Company) to the Company with the Form of Conversion Notice (attached hereto as Exhibit A) executed by the Holder of this Note evidencing such Holder's intention to convert this Note or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. No fractional or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole number of shares. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Note, with the conversion notice duly executed, to the Company, or if earlier, the date set forth in such notice of conversion if the Note is received by the Company within three business days thereafter.

     5. No amount of accrued but unpaid interest otherwise payable by the Company shall be subject to conversion and the Company shall be bound to accrue and pay all interest on all principal balances outstanding up to the date that Notice of Conversion is served on the Company.

     6. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate, and in the coin or currency, herein prescribed. This Note ranks equally and ratably with all other Notes now or hereafter issued under the terms set forth herein.

     7. The Company shall be entitled, at its sole option and upon proper notice, to automatically convert ("Forced Conversion") any amount remaining due and payable under this Note into Common Stock, and only if, the closing bid price of the Common Stock is greater than $2.00 for a period of at least twenty
(20) consecutive trading days ending not more than two business days prior to giving of notice by the Company of its election to cause such Forced Conversion. In the event the Company elects to cause a Forced Conversion, the Company shall notify the Holder in writing ("Notice of Forced Conversion") by facsimile transmission and by certified mail at the number and address set forth for the Holder below, or at such other number and address as the Holder may notify the Company of from time to time. Notice of Forced Conversion shall be deemed to have been given as of the date such notice was transmitted by facsimile or three business days after the date depositee in the United States mail, certified and postage pre-paid, whichever is earlier. The Conversion Price with respect to any such Forced Conversion shall be the then applicable Conversion Price on the date of such Notice of Forced Conversion. Upon receipt of a Notice of Forced Conversion, the Holder shall promptly return to the Company this Note and, upon receipt by the Company of the Note, the Company shall issue the shares issuable as a result of such Forced Conversion.

     8. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     9. The Company agrees to pay all costs and expenses, including reasonable attorney's fees, which may be incurred by Holder in collecting any amount due under this Note.

     10. The following shall constitute "Events of Default" under this Note:

     (a)  Any default in the payment of principal or interest on this Note;

     (b) If the Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure;

     (c) If the Company shall (i) become insolvent, (ii) admit in writing its inability to pay its debts as they mature, (iii) make an assignment for the benefit of creditors or commence proceedings for its dissolution, or (iv) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business;

     (d) If a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment;

     (e) If any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter;

     (f) If any money judgment, writ or warrant of attachment, or similar process, except mechanics and materialmen's liens incurred in the ordinary course of business, in excess of US$1,000,000 in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

     (g) If bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed, stayed or bonded within ninety (90) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

     (h) The Common Stock (as a class) is suspended from being listed or dealt with on the Bulletin Board of NASDAQ or a recognized stock exchange for a continuos period of 14 days due to the default of the Company or the Common Stock ceases to be listed on the Bulletin Board or a recognized stock exchange.

Upon the occurrence of an Event of Default, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

     11. For so long as any amount payable under this Note remains unpaid, the Company shall furnish to the Holder the following information:

     (a) No later than ninety (90) days following the end of each fiscal year, beginning with the fiscal year ending December 31, 2000, consolidated balance sheets, statements of income and statements of cash flow and shareholders' equity of the Company and its subsidiaries, if any, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited by a firm of independent public accountants (i.e., Form 10-K or Form 10-KSB).

     (b) Within forty-five (45) days after the end of each quarter (except the fourth quarter) of each fiscal year, consolidated balance sheets, statements of income and statements of cash flow of the Company and its subsidiaries, if any (i.e., Form 10-Q or Form 10-QSB).

     12. The Company covenants and agrees that until all amounts due under this Note have been paid in full, by conversion or otherwise, unless the Holder waives compliance in writing, the Company shall:

     (a) Give prompt written notice to the Holder of any Event of Default as defined in this Note or of any other matter which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations.

     (b) Give prompt written notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a material adverse effect on the financial condition of the Company.

     (c) At all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Note such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal balance of this Note into shares of Common Stock.

     (d) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (ii) in the case of mutilation, upon surrender and cancellation of this Note, the Company, at its expense, will execute and deliver a new Note, dated the date of the lost, stolen, destroyed or mutilated Note.

     (e) In the event of a merger, consolidations or sale of substantially all of the Company's assets or any other business combination, at the option of the Holder, the note may be converted, in whole or in part, into shares of common stock of the Company as provided in Paragraph 3, except and save that the data of October 10, 2000 shall not apply. In addition, upon the occurrence of any of the following events (the "Relevant Event"), the conversion price specified in paragraph 3 shall be adjusted in such manner as shall be certified by the then auditors of the Company (the "Auditors") as fair and reasonable in the circumstances. A copy of the certificate of the Auditors relating to any such adjustment shall be given by the Company to the Holder within 14 days of the occurrence of the Relevant Event:

          (i) any variation in the share capital of the Company arising from any reduction, sub-division or consolidation of share capital or the issue of any share capital (including any securities convertible into share capital or warrants or options to subscribe for any share capital) by way of capitalization of profits or reserves or in connection with an offer made pro rata to shareholders of the Company, except (a) as consideration or part consideration for the acquisition of any assets or business by the Company or any of its subsidiaries, or (b) pursuant to the exercise of subscription rights under the share option plan of the Company; or

          (ii) any distribution of the Company's capital assets to shareholders of the Company pro rata, whether in cash or specie, except dividend paid out of the net profits attributable to shareholders of the Company for each financial year of the Company.

     (f) The Company shall not in any way modify the rights attached to the Common Stock as a class or attach any special restrictions thereto.

     (g) The Company shall not issue or pay up any securities by way of capitalisation of profits or reserves other than (i) by the issue of fully paid shares of Common Stock to holders of its shares of Common Stock; or (ii) by the issue of shares of Common Stock or other securities of the Company or any subsidiary of the Company wholly or partly convertible into, a rights to acquire, shares of Common Stock to offices or employees of the Company or any of its subsidiaries pursuant to any employee or executive share scheme; or (iii) by the issue of shares of Common Stock in lieu of a cash dividend pursuant to a scrip dividend scheme of the Company.

     (h) The Company shall not create or permit to be issued any equity share capital other than Common Stock, provided that nothing in this sub-paragraph shall prevent (i) any consolidation or sub-division of the Common Stock; or (ii) the issue of equity share capital which does not participate in dividends before a certain date, or in respect of a certain financial period but is pari passu in all other respects with the Common Stock; or (iii) the issue of equity share capital to officers or employees of the Company or any of its subsidiaries pursuant to an employee or executive option plan.

     (i) The Company shall procure that (i) no securities issued by the Company shall be converted into shares of Common Stock or exchanged for shares of Common Stock except in accordance with the terms of issue thereof,
          (ii) no securities issued by the Company without rights to convert into shares of Common Stock or to be exchanged for shares of Common Stock shall subsequently be granted such rights and (iii) at no time shall there be in issue shares of Common Stock of differing nominal values.

     (j) If an offer is made to the holders of Common Stock (or such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or a portion of the Common Stock, the Company shall forthwith give notice of such offer to the Holder and use its best endeavours to insure that a similar offer is extended in respect of the shares issuable upon conversion of the Note.

     (k) The Company shall not make any distribution in specie to holders of Common Stock.

     (l) The Company shall use its best endeavors (a) to maintain a listing for all the issued shares of Common Stock on the Bulletin Board of NASDAQ or a recognized stock exchange as the Company may from time to time determine, (b) to obtain and maintain a listing on the Bulletin Board of NASDAQ (or a recognized stock exchange) for all shares of the Common Stock issued on the exercise of the Conversion Rights attaching to the Note and (c) to obtain a listing for all shares of the Common Stock are for the time being listed and will forthwith give notice to the holder of the Note of the listing or delisting of shares of the Common Stock by any such stock exchanges.

     (m) As soon as possible and in any event not later than seven (7) business days after the happening of a Relevant Event, give notice to the Holder advising it of the date on which the relevant adjustment of the Conversion Price is likely to become effective and of the effect of exercising its conversion rights pending such date.

     The Company shall ensure that all shares of Common Stock issued upon conversion of the Note will be duly and validly issued, credited as fully paid, rank pari passu in all respects with the existing shares outstanding at the date on which the conversion notice is serviced on the Company and registered in the name of the Holder or its nominees.

     13. The Holder of this Note agrees to bear the cost of any U.S. withholding tax on interest payable under this Note.

     14. No recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     15. The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that Holder will not offer, sell or otherwise dispose of this Note or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

     16. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

     17. This Note constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     18. This Note shall be governed by the construed in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.




                                                     OPAL TECHNOLOGIES, INC.


Dated: April 7, 2000                                 By:/s/ John Koon
                                                     --------------------------
                                                     Name:John Koon
                                                     Title:President

Agreed and Accepted by:
Marlborough Gold Limited


/s/ Eric Cheng
------------------------
Authorized signatory
Name:Eric Cheng
Title:Director
Dated:April 7, 2000